Exhibit 10.2
RELOCATION AGREEMENT
In accepting relocation benefits from Penske Automotive Group (PAG) to relocate, I affirm that it is my intention to remain with my employer for three years after the move. Accordingly, I acknowledge and agree that:
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I understand that the relocation benefits that have been and/or are extended by my employer to me are conditional upon my continued employment with my employer for a minimum of three (3) years from the date hereof (“the transfer date”). Relocation benefits shall consist of a lump sum payment of four hundred thousand dollars ($400,000). Employee shall be responsible for any and all taxes associated with the relocation benefits. This sum shall constitute full and total reimbursement for costs associated with my relocation from New Jersey to Michigan.

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I understand that in the event that I voluntarily terminate my employment, or if my employment is terminated “for cause”, within this three year period from my effective transfer date, I hereby promise to reimburse PAG for the relocation benefits distributed to me or on my behalf for my relocation within 30 days after termination of my employment, according to the following schedule:

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If I terminate my employment, or if my employment is terminated “for cause”, prior to twelve (12) months from my effective transfer date, I promise to reimburse PAG for 100% of the full amount of financial assistance provided.

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If I terminate my employment, or if my employment is terminated “for cause”, between twelve (12) months and prior to two (2) years from my effective transfer date, I promise to repay PAG for 66% of the financial assistance provided.

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If I terminate my employment, or if my employment is terminated “for cause”, between twenty-four (24) months and prior to three (3) years of my transfer date, I promise to repay PAG for 33% of the financial assistance provided.

“For cause” shall mean:
(a)
My conviction of, plea of guilty or nolo contendere to, or confession of any crime (whether or not involving my employer) involving an act of moral turpitude or which constitutes a felony in the jurisdiction involved.

(b)
Any act of theft, fraud, misappropriation of funds or embezzlement by me in connection with my work with my employer or its affiliate, or any other act or acts of dishonesty or other conduct on my part resulting, or intended, or tending to result, directly or indirectly in substantial financial loss to my employer.

(c)	My failure to comply with the PAG Code of Conduct.

(d)
My refusal or failure to follow directions of my employer’s Chief Executive Officer or designee or failure to devote my “best efforts” to my assigned duties. For purposes of this Agreement, “best efforts” means that I shall contribute my best professional skills and services on a full-time basis for the business and benefit of PAG.

(e)	Any other act or event that state statutory or common law has recognized as good cause for terminating employment.
I understand that all relocation benefits extended me by PAG are gratuitous; and neither the extension of relocation benefits nor this agreement shall be construed to obligate my employer to retain me in its employ for any specified period of time. My employer may, at any time, terminate the employment relationship with or without cause and with or without notice. Should such termination occur, the employee would not be held responsible for repayment of relocation funds.

Employee Name: (Please Print): Signature:	David K. Jones /s/ David K. Jones

Date:	August 1, 2011

Management Signature:	/s/ Randall W. Johnson

Date:	August 1, 2011
Relocation benefits will not be processed without a signed Employee Relocation Agreement.